Conflict Minerals Report

Introduction:

This Report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2014.

Illumina, Inc. (“Illumina”) develops, manufactures, and markets life science tools and integrated systems for the analysis of genetic variation and function.

Certain products manufactured by Illumina contain one or more of gold, tantalum, tin and tungsten (3TG) that are necessary to the functionality or production of such products. Illumina is committed to responsible sourcing practices that are designed to reduce the risk that our sourcing practices support conflict or human rights abuses in the Democratic Republic of Congo (DRC) or an adjoining country. Illumina has adopted a conflict minerals policy which is publicly available at www.Illumina.com.

Illumina conducts a reasonable country of origin inquiry (“RCOI”) of its direct suppliers, and, based on the results of such RCOI, exercises due diligence with respect to its supply chain in a manner consistent with the Organization for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements (collectively, the “OECD Guidance”), as described further below.

Illumina’s Conflict Minerals Program
Illumina expects its suppliers to commit to the Electronic Industry Citizenship Coalition (EICC) Code of Conduct, which was established by the EICC to ensure worker safety and fairness, environmental responsibility, and business efficiency. The EICC Code of Conduct includes a provision related to the responsible sourcing of minerals and requires suppliers to have a policy to reasonably assure that the tantalum, tin, tungsten, and gold in the products they manufacture does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the DRC or an adjoining country. Illumina expects its suppliers to establish their own due diligence program to ensure supply chains that are free of conflict minerals and to make their due diligence measures available to Illumina upon request. Illumina routinely evaluates its suppliers to ensure that they are adhering to Illumina’s expectations and values.
Due Diligence
Illumina has implemented a due diligence plan which is designed to conform with applicable portions of the OECD Guidance for downstream companies such as Illumina. Key elements of the due diligence plan are listed below:

•	Implement internal measures to strengthen company engagement with suppliers

•	Establish a company-level grievance mechanism

•
Solicit information from direct suppliers regarding 3TGs in their products and components supplied to the company and the smelters or other facilities used to process 3TGs in such products or components

•
Establish the expectation that our direct suppliers will obtain the same information from their supply chains regarding entities that process conflict minerals in the products and components in our supply chain

•
Use the information gathered from our suppliers to identify the Smelters or Refiners (SORs) in the supply chain Review the entities identified by our suppliers as smelters of conflict minerals contained in products or components in our supply chain against information provided by the Conflict Free Sourcing Initiative (“CFSI”) to identify those smelters that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List published by CFSI

•
Conduct various follow-up queries in an effort to obtain responses to our request for information from suppliers and to clarify certain responses received from suppliers and update information previously provided to us

•	Rely on independent third-party audits of SORs due diligence conducted through protocols such as the CFSI Conflict-Free Smelter Program

•	Report Annually on Supply Chain Due Diligence. The Form SD and CMR contained herein and publicly available at www.Illumina.com.

For those supply chains with smelters that are known or thought to be sourcing from the DRC, additional investigation is needed to determine the source and chain-of-custody of the regulated metals. Illumina relies on the following internationally accepted audit standards to determine which smelters are considered “DRC Conflict Free”: the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain-of-Custody Certification. As a downstream company, we rely on the investigation conducted through these various audit programs to collect and review upstream information such as the mine or location of origin of conflict minerals.
If the smelter is not certified by these internationally-recognized schemes, Illumina attempts to contact the smelter to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the smelter takes to track the chain-of-custody on the source of its mineral ores. Relevant information to review includes: whether the smelter has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter’s sourcing practices. Up to three contact attempts are made by Illumina to smelter to gather information on mine country of origin and sourcing practices.
Illumina also assigns red flags to smelters where there is evidence of sourcing from an OECD Level 2 country, or evidence of sourcing from countries which [have] unknown reserves for a given metal.
Continuous Improvement
To help mitigate the risk that conflict minerals in Illumina products benefit armed groups in the DRC or adjoining countries, Illumina endeavors to continuously improve upon its supply chain due diligence efforts, including via the following measures:
Continue to assess the presence of 3TG in its supply chain
Clearly communicate expectations with regard to supplier performance, transparency and sourcing
Increase the response rate for RCOI process
Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program

Determination
The majority of Illumina’s suppliers provided company level responses to the due diligence request rather than product level responses. As a result, the list of smelters identified through Illumina’s outreach to its suppliers pertains not only to the products that Illumina purchases but to all the products in the supply chains of Illumina’s suppliers. The tables below list smelters categorized as OECD risk Level 3 and risk Level 2 (defined below). Level 3 and Level 2 smelters represent 28% of total smelters identified by Illumina’s due diligence process.

•	Level 1 countries: Sources used are supplied from countries with known active ore production that are not identified as plausible countries for the export, smuggling or transit of conflict minerals.

•	Level 2 countries: Sources used are supplied from known or plausible countries for the export, smuggling or transit of conflict minerals.

•	Level 3 countries: Sources used are potentially supplied from one or more of the nine countries bordering the Democratic Republic of the Congo.

•	Recycled or scrap: Sources used are supplied from recyclers or scrap suppliers

Smelters sourcing from Level 3 countries:

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	Rand Refinery (Pty) Ltd	CFSI, LBMA	DRC - Congo (Kinshasa), Tanzania
Tantalum	Conghua Tantalum and Niobium Smeltry	CFSI	Rwanda
Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd.	CFSI	Rwanda
Tantalum	H.C. Starck Co., Ltd.	CFSI	Rwanda
Tantalum	H.C. Starck GmbH Goslar	CFSI	Rwanda
Tantalum	H.C. Starck GmbH Laufenburg	CFSI	Rwanda
Tantalum	H.C. Starck Hermsdorf GmbH	CFSI	Rwanda
Tantalum	H.C. Starck Inc.	CFSI	Rwanda
Tantalum	H.C. Starck Ltd.	CFSI	Rwanda
Tantalum	Hi-Temp Specialty Metals, Inc.	CFSI	Rwanda
Tantalum	Jiujiang Tanbre Co., Ltd.	CFSI	DRC- Congo (Kinshasa)
Tantalum	KEMET Blue Metals	CFSI	Burundi, Rwanda
Tantalum	Kemet Blue Powder	CFSI	DRC- Congo (Kinshasa), Rwanda, Burundi
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSI	Burundi, Rwanda
Tantalum	Ulba	CFSI	DRC- Congo (Kinshasa), Rwanda, Burundi
Tantalum	Zhuzhou Cement Carbide	CFSI	DRC- Congo (Kinshasa), Rwanda, Burundi
Tin	China Tin Group Co., Ltd.	CFSI Active	DRC- Congo (Kinshasa)
Tin	CV United Smelting	CFSI	DRC- Congo (Kinshasa)
Tin	Empresa Metallurgica Vinto	CFSI	DRC- Congo (Kinshasa)
Tin	Malaysia Smelting Corporation (MSC)	CFSI	DRC- Congo (Kinshasa), Rwanda
Tin	Metallo Chimique	CFSI	DRC- Congo (Kinshasa)
Tin	Minsur	CFSI	DRC- Congo (Kinshasa), Rwanda
Tin	Operaciones Metalurgical S.A.	CFSI	DRC- Congo (Kinshasa)
Tin	PT Bangka Putra Karya	CFSI	DRC- Congo (Kinshasa)
Tin	PT Bukit Timah	CFSI	DRC- Congo (Kinshasa)
Tin	PT Pelat Timah Nusantara Tbk	CFSI	DRC- Congo (Kinshasa), Rwanda, Burundi
Tin	PT Stanindo Inti Perkasa	CFSI	DRC- Congo (Kinshasa)
Tin	PT Timah (Persero), Tbk	CFSI	DRC- Congo (Kinshasa)
Tin	Thaisarco	CFSI	DRC- Congo (Kinshasa), Rwanda
Tin	Yunnan Tin Company Limited	CFSI	Angola, DRC- Congo (Kinshasa)
Tungsten	H.C. Starck GmbH	CFSI Active	Rwanda
Tungsten	Wolfram Company CJSC	CFSI Active	Rwanda
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CFSI	Rwanda, Burundi
Tungsten	Xiamen Tungsten Co., Ltd.	CFSI	Rwanda

Smelters sourcing from Level 2 countries:

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	CFSI	United Arab Emirates
Tantalum	Global Advanced Metals Boyertown	CFSI	Mozambique
Tantalum	H.C. Starck Co., Ltd.	CFSI	Mozambique
Tantalum	H.C. Starck GmbH Goslar	CFSI	Mozambique
Tantalum	H.C. Starck GmbH Laufenburg	CFSI	Mozambique
Tantalum	H.C. Starck Hermsdorf GmbH	CFSI	Mozambique
Tantalum	H.C. Starck Inc.	CFSI	Mozambique
Tantalum	H.C. Starck Ltd.	CFSI	Mozambique
Tantalum	Hi-Temp Specialty Metals, Inc.	CFSI	Mozambique
Tantalum	KEMET Blue Metals	CFSI	Mozambique
Tantalum	Kemet Blue Powder	CFSI	Mozambique
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSI	Mozambique
Tantalum	Ulba	CFSI	Mozambique
Tin	PT DS Jaya Abadi	CFSI	Mozambique
Tin	PT Stanindo Inti Perkasa	CFSI	Mozambique
Tungsten	H.C. Starck GmbH	CFSI Progressing	Mozambique